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                                 EXHIBIT 11
                                 ----------

                       COMPUTATION OF EARNINGS PER SHARE

                                             Three Months Ended March 31,
                                                  1997             1996
          	                                      ----             ----
(Amounts in thousands, except per share data)

PRIMARY
  Average shares outstanding                    22,344           21,367
  Net effect of dilutive stock options-
    based on the treasury stock method
    using average market price                     255              233
                                                ------           ------
                             TOTAL              22,599           21,600
                                                ======           ======

Net income                                     $ 3,551          $ 2,110

Per share amount                                   .16              .10
                                                ======           ======

FULLY DILUTED
  Average shares outstanding                    22,344           21,367
  Net effect of dilutive stock options-
     based on the treasury stock method using
     the period-end market price, if higher
     than the average market price                 289              336
                                                ------           ------
                             TOTAL              22,633           21,703
                                                ======           ======

Net Income                                     $ 3,551          $ 2,110

Per Share Amount                                   .16              .10
                                                ======           ======